Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: Fourth Quarter Earnings Conference Call

February 24, 2011/10:30 a.m. ET

SPEAKERS

Michael Biehl - Executive Vice President, CFO, Treasurer

Sam Thomas - Chairman, President, CEO

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2010 Fourth Quarter and Year End Conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until March 10th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

M. Biehl	Thank you, Rob. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our fourth quarter and year end results. Then Sam Thomas, our Chairman, President and CEO, will provide highlights from 2010 and comment on current market and order trends we see in each of our business segments. I’ll then finish up by commenting on our outlook for 2011.

The fourth quarter was our strongest quarterly profit performance for the year. Fourth quarter net income was $9.8 million or $0.33 per diluted share, which compares with fourth quarter 2009 net income of $15.5 million or $0.53 per diluted share. I’d also like to remind everyone that the fourth quarter of 2009 included a $7 million bargain purchase gain from the initial Covidien respiratory oxygen therapy acquisition completed in November 2009.

For the year, net income was $20.2 million or $0.69 per diluted share compared to net income of $61 million or $2.11 per diluted share in 2009. The fourth quarter and year end included restructuring and acquisition related costs associated with the three acquisitions completed during 2010. In addition, the year included a non-cash write-off of deferred financing fees due to the refinancing of our senior credit facility during the second quarter and asset impairment charges on assets held for sale. This was partially offset by a non-cash bargain purchase gain associated with the Japanese assets acquired from Covidien in April 2010.

The fourth quarter net impact of these restructuring and acquisition related items was $1.3 million or $0.03 per diluted share and for the year was $7.6 million or $0.18 per share. Adjusting for these restructuring related items, earnings per share would have been $0.36 per share in the fourth quarter and $0.87 per share for the year.

The prior year also included restructuring and acquisition related costs associated with planned workforce reductions, the shutdown of our Denver facility and Covidien acquisition. These costs were $3 million or $0.09 per share during the fourth quarter of 2009 and $8.7 million or $0.22 per share for the full year of 2009. This was more than offset by a non-cash bargain purchase gain of $7 million or $0.24 per diluted share in the fourth quarter of 2009 associated with the initial Covidien acquisition.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

Sales for the quarter were $159 million and represent an increase of 22% compared to net sales of $130 million a year ago driven by improving global markets and acquisitions made over the past year. Sales for the year were $555 million compared to sales of $597 million for 2009 and represented a decrease of 7%. Sales increases in both the Distribution and Storage or D&S and BioMedical businesses were more than offset by sales decline in our Energy & Chemicals or E&C business due to the completion of several large projects in 2009.

Today’s announcement of our contract award to provide the process design and proprietary equipment for a world-scale Nitrogen Rejection facility to be constructed in Qatar signals the return of large project work in E&C, and is a strong validation of the significant quote activity we’ve seen over the last year. With the order trend improvement in E&C, we should continue to see better performance going forward as a result.

Our gross profit for the quarter was $51 million or 32% of sales compared with $44 million or 34% of sales a year ago. The fourth quarter was our best quarterly margin performance of 2010.

With respect to the D&S business, sales increased 29% to $77 million in the fourth quarter due to improved volume in most product lines, particularly in engineered tanks and systems as well as our acquisition of Cryotech earlier in the year. Margins were low in the quarter due to higher material costs and settlement of some outstanding warranty issues.

In our BioMedical business, sales improved 50% to $40 million in the fourth quarter largely due to the fourth quarter 2009 Covidien acquisition. Margin performance improved due to volume and mix, but also higher restructuring related costs in the prior year quarter.

In our E&C business, sales declined 5% to $42 million as we completed several large projects during the 2009 period. Margins were also lower in our E&C business as improvements in our Brazed Aluminum Heat Exchanger business were more than offset by lower margins in our Systems business due to project mix and lower volume.

However, I would like to point out that E&C’s margin of 27% was an improvement over the margin in all prior quarters in 2010 as recent order improvement is beginning to provide more attractive opportunities.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

SG&A expenses for the quarter were $29.3 million, up $3.9 million from the same quarter a year ago. This was primarily due to acquisitions and employee related costs as we continue to grow the business and target additional growth opportunities, particularly LNG. We’re making sure we have the appropriate structure to take advantage of these opportunities in the market.

I should also point out that we completed three acquisitions during 2010 with integration restructuring related costs impacting SG&A, driving about a half a million of the increase as well.

Income tax expense was $4.3 million for the quarter and represented an effective tax rate of 30% compared with $2.1 million or an effective tax rate of 12% in the prior year quarter. If you recall, the fourth quarter of 2009 tax rate was lower primarily due to the permanent tax difference on the $7 million bargain purchase gain that was recognized with the November 2009 Covidien acquisition. The full year effective tax rate for both years was 28%.

From a cash flow standpoint, cash and short-term investments were $165 million and net debt was $60 million at December 31, 2010. Cash did decline from the third quarter this year largely due to the SeQual acquisition, which closed in late December 2010.

I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you, Michael. Good morning, everyone.

First, for overall comments, 2010 was a transition year for Chart, growing out of the capital spending downturn of 2008/2009, with improved sequential quarterly orders, backlog and financial performance reflecting the improvements we’ve seen in global markets across all our business segments. Our contract award for a world scale Nitrogen Rejection Unit in Qatar announced today signals the return of large project work in our E&C business and validates the strength in our quoting activity.

Order trends continue to improve with fourth quarter orders the strongest since the third quarter of 2008. In addition, fourth quarter orders were up over 24% from a strong third quarter level. We continue to see strength in order entry from our industrial gas customers as they ramp up their capital expenditures.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

We completed three acquisitions in 2010, the refinancing of our senior credit facility and the completion of our new Reno repair facility. The SeQual acquisition, which we completed in December, significantly broadens opportunities for our BioMed business. They design, manufacture and sell portable and stationary oxygen concentrators. SeQual’s historical sales have grown from $8 million in 2005 to $35 million in 2010. Portable oxygen concentrators are experiencing the highest growth rate among respiratory therapy products and round out the Chart BioMedical product portfolio. Combining SeQual’s product range with Chart’s worldwide distribution network will drive incremental sales volume. SeQual’s experienced engineering team and IP portfolio will drive accelerated product development for BioMed with a spinoff to D&S.

We completed the acquisition of Cryotech in August 2010. They design, manufacture, sell and service cryogenic injectors, vacuum-insulated piping systems and manifolds. Their historical sales have ranged between $10 million and $15 million annually. We see growth potential in their products for nitrogen dosing in a variety of new food, beverage and pharmaceutical or aseptic packaging applications.

We completed the acquisition of Covidien’s Japanese liquid oxygen therapy assets in April 2010. As you recall, we could not close on Covidien’s Japanese assets back in 2009 with the initial purchase of Covidien as we needed regulatory approval in Japan, which was obtained in 2010.

We refinanced our senior credit facility with a new expanded $200 million facility during 2010 that extends our debt maturity profile into 2015. We completed this refinancing in early 2010 when debt markets were the leading edge of opening up. Strong interest in the facility enabled us to upsize the facility from $150 million to $200 million.

We started our new Reno, Nevada repair facility during 2010. It’s a 40,000 square foot industrial gas equipment repair facility servicing the western half of the U.S. It will provide rapid turnaround and lower shipping rates to our customers. We’ll be repairing bulk, mobile and cryogenic packaged gas equipment at that facility.

Let me now comment on each of our business segments. In the E&C segment, we already announced their contract award for the Nitrogen Rejection Unit with integrated natural gas liquid processing. This unit is a natural gas processing unit, which removes nitrogen from the gas stream

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

and in an integrated unit also recovers the high value natural gas liquids, particularly ethane. These NRU’s are expected to be the largest in the world. Order value in excess of $90 million, it validates the strength and quoting activity we have seen in the E&C business. This is on top of the $20 million order for the natural gas liquids project in the Middle East that was announced in the fourth quarter of 2009. We continue to see other quoting opportunities as other large gas projects move forward. We remain very optimistic in this area.

Orders for brazed aluminum heat exchangers and brazed aluminum heat exchanger-related projects have increased sequentially in each of the four quarters of 2010. This is due primarily to growth in Middle East and North American natural gas processing projects and small to mid scale LNG projects in China.

Growth in natural gas processing projects has been primarily driven by development of liquid-rich shale gas deals in the U.S., predominantly Marcellus and Eagleford, and demand for natural gas liquids for use as a petrochemical feedstock.

Industrial gas brazed aluminum heat exchanger orders were relatively low in 2010; however, we’re seeing an increase in inquiry activity, particularly for large tonnage air separation plants in China associated with coal gasification and petrochemical feedstock projects.

With respect to our air cooled heat exchanger business, we continue to see shale gas related opportunities as horsepower requirements expand. We anticipate seeing new growth in petrochemical markets as natural gas related feedstock prices remain competitive in relation to refinery naphtha feedstocks.

Customer confidence in the gas markets is resulting in equipment being built for stock, natural gas processing plants, and natural gas liquids front-end treating units. Industry supplier backlogs are being filled, which is a positive sign for pricing in the future.

With respect to Distribution & Storage, fourth quarter orders were the strongest since the third quarter of 2008. We continue to see broad-based improvement across all product lines and regions. Favorable activity in engineered tank and engineered systems orders suggest that customers are becoming more optimistic and willing to make additional, larger

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

investments. We’ve had notable improvement in orders for mobile equipment, particularly railcars; also a positive development.

We continue to be excited about LNG-related opportunities. One particular item in the last quarter has been a growth in LNG marine applications. Stricter regulations on ship emissions are driving LNG fueling as an effective solution. It involves the conversion of diesel engines to LNG to provide cleaner and cheaper alternatives to diesel fueling, providing joint opportunities for both Energy & Chemicals and Distribution & Storage, to work together with Energy & Chemicals providing the liquefiers for the natural gas and Distribution & Storage the storage tanks and vessel fuel tanks. We’re seeing orders in this area in multiple geographic regions, including South America, Europe and Asia.

With respect to BioMedical, the Covidien acquisition added $11 million in sales during the fourth quarter and $50 million for the year. With our acquisition activity in BioMedical over the last year and half, BioMedical is now expected to be a $200 million a year business in 2011. We continue to make progress in our restructuring efforts and we’ll consolidate U.S. oxygen therapy in our Canton, Georgia facility. We are well along the construction of a new facility there, which is expected to be completed in early second quarter 2011.

The oxygen respiratory market continues to trend positively. Demand is growing in Europe as the European economy continues to recover. In the U.S., education and training pulmonologists is driving share gain against alternative therapies in the U.S. market; although, we continue to see a shift to concentrators.

All of our SeQual portable concentrators qualify under Medicare for both stationary concentrator and portable oxygen delivery reimbursement, thus making them more attractive to healthcare providers in the U.S. Additional SeQual products and oxygen concentrators bridges the gap we had for non-delivery modalities of oxygen therapy.

Before I conclude, I should mention that we have limited exposure to recent turmoil in the Middle East and North Africa. Our sales in that region represented 3-4% of 2010 revenues, and although the recent NRU order is for a project in Qatar, we believe Qatar is more stable and less susceptible to political risk than other countries in the region.

Michael will now provide you with our outlook for 2011.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

M. Biehl	Thanks, Sam.

We expect our global markets to continue their recovery during 2011 with a return of significant project work in our E&C business and continued growth in LNG-related opportunities. Order rates improved throughout 2010 and that is expected to continue in 2011. Based on our current backlog and order expectations, 2011 net sales are expected to be in the range of $710 million to $750 million. Diluted earnings per share for 2011 are expected to be in a range of $1.50 to $1.70 per share, based on approximately 29.5 million weighted average shares outstanding.

Historically, our first quarter is our lowest quarter of the year. Therefore, earnings are expected to be spread more over the last three quarters. Included in our 2011 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring costs for the recently completed SeQual acquisition and trailing costs associated with the shutdown of the Plainfield, Indiana facility acquired from Covidien. Excluding these charges, earnings would be expected to fall in the range of $1.70 to $1.90 per diluted share. I should also point out that the majority of these restructuring charges will occur in the first half of 2011, so second half earnings will be much stronger than the first half.

I would now like to open it up for questions. Rob, please provide instructions to participants to be able to ask questions.

Coordinator	Our first question comes from Thomas Hayes of Piper Jaffray.

D. Garofalo	It’s Dan Garofalo on for Tom this morning. Congratulations on a great quarter and the NRU project win.

Just wondering if you could give us some color on the timing of that project as it relates to the revenue and your recognition of that and just maybe refresh your memory again on the timing of the KBR project.

M. Biehl	Okay. Starting off on the KBR project, that should be completed in 2011 by the end of the year. That was a $20 million order that you’re referring to, $20+ million. In terms of the NRU order, it usually takes three or four months with the engineering, so we would expect roughly a third of the revenue to be recognized – a third or maybe a few percent more – in 2011 with the remainder in 2012. Does that answer your question?

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

D. Garofalo	Thank you. Would you say that the movement we’ve seen in oil this week could have potentially green lighted some incremental D&S and specifically E&C opportunities? Any color you could offer us on that?

S.Thomas	We’re pretty bullish on the prospects for natural gas globally becoming a bigger part of the energy picture and increases in oil price obviously will drive that, but the gap between natural gas and oil is already significant. So yes, there can be some incremental improvement, but it’s difficult to point to specifics.

D. Garofalo	Fair enough. Looking at BioMedical, really strong margin performance, specifically on operating margin you reached 27%. As you integrate SeQual and continue with the integration of Covidien, is it fair to think that some of the fixed costs overlap will continue to go away and that calendar ’11 BioMedical operating margins could even move up from here?

M. Biehl	Yes, it’s going to take us the full year in terms of restructuring and it’s going to be much more first half loaded in terms of the restructuring costs, but if you extract those out, we would expect margins for BioMed to be as good or better than they were, and we’ll continue to make cost improvements as we consolidate plants and get it on to sort of what we term the Chart Platform, and how BioMed is used to operating their businesses. Some of these acquisitions we think we’ll continue to see improvement.

D. Garofalo	Lastly, could you just refresh our memory on what would be a good tax rate to use for modeling purposes?

M. Biehl	I would use between 28% and 30% would be a good rate for the year.

D. Garofalo	Thanks for taking the questions, guys.

Coordinator	Our next question is from Jeff Spittel from Madison Williams.

J. Spittel	Good morning, Sam and Michael. First question pertains to the brazed aluminum heat exchanger opportunity in the shale plays. Sounds like you’re getting nice traction in the Marcellus and Eagleford. Have you started to see any inquiries in some of these newer liquids directed plays, such as the Niobrara, maybe some of the stuff in West Texas like the Bone Springs yet?

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

S. Thomas	Yes, there are in terms of inquiries and coming forward. Basically, our brazed aluminum exchangers are used in well over 80% of the natural gas processing units built. So if it’s being built in the U.S., chances are we’re there.

J. Spittel	Good news. And then switching over to raw material costs, assuming you’re seeing some escalation there, could you comment on traction you’re getting in terms of implementing surcharges and potential impact, if anything, on margins there.

S. Thomas	To date, aluminum prices are fairly stable and the market through 2011 looks fairly stable. There is upward pressure on both carbon steel and stainless through surcharges, but we appear to be fairly well covered. The level of signaling that the steel makers are putting out well ahead of actually implementing price increases puts us in a very good position for very high recovery rates.

J. Spittel	Finally, with regard to mid- and small-scale LNG, understand Energy World maybe has the plant in PNG on their radar screen. Could you provide maybe a little bit of an update for both them and Toyo in terms of what they have on their radar screen over the next 12 to 24 months?

S. Thomas	They have a significant number of projects in the Asia Pacific region. They are all moving ahead at FEED level or pre-final investment decision. I would anticipate, based on the comments we get from base load contracts or spot market pricing and debt market willingness to fund projects that a number of them have good prospects of going forward over the next 18 months.

J. Spittel	Excellent. That’s all for me. Congrats on another great quarter.

Coordinator	Our next question is from Rob Brown of Craig Hallum Capital.

R. Brown	I’ll add my congratulations as well to a great quarter. My question is, could you just give us a little bit of color on the order situation and the pipeline for the E&C business. How many of these bigger projects are out there you’re sort of chasing and how do you see the order flow on those? Is it later this year and into next year, and maybe a sense of what kind of projects are out there?

S. Thomas	There are several base load LNG projects that could hit in 2010 or 2011 based on current timing comments from our customers. In addition, we

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

have a broad range of mid-scale LNG projects also 2011/2012 opportunities; very challenging to call timing on those. And then a fairly broad array of small scale LNG liquefaction projects in China, Asia, South America, again, that are 2011, 2012, 2013 opportunities.

R. Brown	In terms of the vehicle fueling side, can you give us an update there of where China is and what you see the opportunity there? And do you see, I guess, in other worldwide markets like the U.S., do you see that starting to take hold and you’re seeing incremental orders in 2011 from that?

S. Thomas	China is certainly moving forward aggressively with 2011 and early 2012 being the ramp up phase and the strongest market and expansion of that business being in the second half of 2012 through 2015 where prospects look very, very strong. We’re currently expanding our production capability for fuel stations, mobile fueling stations and tanker trucks to transport LNG from receiving terminals or liquefiers to fuel stations, and also vehicle tanks for heavy duty trucks. So it’s in the ramp up phase from relatively small production volumes early in 2011, growing progressively through mid-2012 and going on for several years after that.

In the rest of the world, as I mentioned earlier in the call, we’re doing a number of marine LNG applications, both in China, South America and in Northern Europe. In terms of heavy duty truck transportation, there are projects going forward in South America, a number of pilot projects in North America despite lack of progress with the Nat Gas Act; a number of larger fleets and natural gas pipeline and distribution companies and natural gas producers are putting in pilot projects so that they have small scale liquefiers and trial fleets. So it’s very positive. In the U.S., it will be over an extended period of time. I don’t expect dramatic sales volume in 2011.

Coordinator	Our next question is from the line of Greg McKinley of Dougherty & Company.

G. McKinley	Could you give us a sense for the degree to which oil prices have to remain inflated in order to sort of drive investment in some of these higher cost extraction processes, like Canadian oil sands opportunities? Is that a significant opportunity for you if oil price remains high?

S. Thomas

It is a significant opportunity because we provide, we have some good equipment opportunities going into oil sand production, both air cooled heat exchangers because there’s no cooling water available because of the

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

temperatures, so they use significant amount of air cooled heat exchanger capacity, and also for upgrading you do need significant quantities of oxygen, so you build very large air separation plants. So it is an opportunity for us. The Canadian government and companies operating in Canada seem to be moving forward with oil sands production and the data I’ve seen is that it’s economical to go forward above $85.

G. McKinley	Moving over to BioMedical, in 2011 do you anticipate truing up that Covidien business march into where you described Charts’ core BioMedical margins to be? Secondly, have you or can you give us any sense for the degree to what, with SeQual, is sort of the timeline of expected margin synergies to be realized in that business? Will this be primarily accomplished in 2011 or could that extend into 2012 as well?

M. Biehl	In terms of Covidien margins, we should be on track after we get the new plant up and running. And once we hit the second quarter, we should be fairly close and by the end of the year certainly be on track with our margins, similar margins.

For SeQual, it will take a good part of the year and into 2012 to do the restructuring there. There’s sort of a last piece where we move it from a foreign manufacturer into our facility, and that will take some time to do. But we will continue to make improvements on the margin there as we go forward and we’re already starting to see the combined, with SeQual, some good opportunities, some growth opportunities in that business for us.

G. McKinley	Last question, can you give us a sense for your capital expenditure outlook this year and then maybe help us understand what revenue base your existing manufacturing facilities will support?

M. Biehl	Right now we’re sort of in the $20 million range, this year for capital expenditures that we would expect, although there’s some carryover for the building down in Georgia that we’re putting up included in that number. So again, right around the $20 million range would expect it to be sort of more front-end loaded as we go forward.

S. Thomas	We don’t really have a significant, hard sales revenue cap based on our existing facilities. We’re pretty flexible and can expand our sales capabilities with incremental investments that don’t go significantly beyond the cap ex forecasted for this year. So there’s significant upside potential in our revenue capability from where we are.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

G. McKinley	Thank you.

Coordinator	Our next question is from Eric Stine from Northland Securities.

E. Stine	I was wondering if we could just start in the E&C segment. In the fourth quarter, if you could just talk about margins there, a little more specifics on the sequential jump. And then just wondering, as we get into the back half of next year, what the Barzan project, what that does to your timetable to get to the 30%+ gross margin range?

S. Thomas	The fourth quarter performance saw a firming of some of the markets, particularly in brazed aluminum heat exchanger pricing, including some emergency replacement shipment contribution. So there was an element of a blip above the run rate as a result of some favorable activity during the quarter.

We do expect to see as industry capacity becomes more, gets to higher levels of utilization, we are seeing in quotations and recent award activity, a firming up of margins. I would say that we are still a minimum of one if not two years away from seeing peak margins in the E&C group.

E. Stine	And then by peak margins you mean 35% to 40%?

S. Thomas	What we experienced in the late 2008/2009 time period.

E. Stine	So for first quarter it would not be unreasonable to think that E&C margins could tick down a little bit?

S. Thomas	Correct.

E. Stine	Okay. Thanks for that. Just over to the D&S segment, definitely a very nice sequential increase in revenues. Just wondered, how much of that is related to project timing and whether we should expect sequential growth in the first quarter or if that, too, could come back in a little bit?

M. Biehl

In terms of D&S, we would expect the margins to slightly improve, but there’s not a lot of variability in the margins in D&S. They’ll typically be in that sort of high 20s, low 30% range and that’s how we would expect them to average over the year in 2011. It depends upon the mix that’s flowing through; we got some railcar orders in the last quarter of 2010 that

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Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

will be coming through in 2011 that are decent margins, but again, we should stay in that sort of range. There’s not a lot of variability there.

E. Stine	I apologize, I was referring more to revenues in the D&S question. Just whether we should think about a little decline in the revenue level in D&S or whether you think that grows sequentially in the first quarter?

M. Biehl	We would expect it to typically be lower in the first quarter. That’s typically how our first quarter plays out across the board; it’s our lowest quarter historically out of all the quarters. So yes, we would expect to see lower sales numbers than what we had in the fourth quarter.

E. Stine	One last question, high level. We’re clearly at the beginning of a growth cycle in the energy markets. Just wondering how you view what is coming or what has started in terms of size and duration relative to past cycles?

S. Thomas	At this point in the cycle, the energy markets look like they’re going to continue upward forever till something dramatic happens. No different this time. But I do believe that we believe the long-term secular trend of significant investment into the energy industry will continue and view the 2008 through first half of 2010 timeframe of the significant correction and stopping of most capital expenditure projects to have been a hiatus. We believe we will come back to the trend line and high levels of investment will continue. Most of the energy majors are forecasting something like 10% to 15% increases in capital spending in 2011/2012 timeframe. So we view that very positively.

E. Stine	Thanks a lot.

Coordinator	Our next question is from Gary Farber of CL King.

G. Farber	Two questions. One, can you talk about the environment for acquisitions? Your organic growth obviously very strong; how you think acquisitions might fit in in fiscal ’11? And the other, just on working capital, what kind of commentary can you give on that for fiscal ’11?

S. Thomas

The acquisition opportunities are strong. Obviously, as the economy and many of our end markets improve, price aspirations are going up. We continue to be disciplined acquirers, but we think there will be opportunities, continue to be opportunities in 2011. We believe we have our balance sheet and lines of credit in good shape, our liquidity in good

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shape to make important acquisitions. And we continue to devote significant effort to that as part of our strategic plan. So we remain optimistic.

On your second question, as E&C grows, they will be a generator of cash, particularly latter part of the year 2012. We are investing in expanding facilities with our $20 million in cap ex. But in general, I wouldn’t expect a dramatic change in our working capital.

G. Farber	Thanks.

Coordinator	Our next question is from Dan Garofalo.

D. Garofalo	Just a quick follow on for me. In terms of your book and burn, with the more mid-scale and smaller scale opportunities in that E&C segment, would you say that there’s going to be more of that going forward? Are these the types of opportunities that you can receive an order and turn around within the quarter oftentimes?

S. Thomas	Not within the quarter. We do believe there will be more of them that will have a stronger, more orders, smaller order level as a feature of the E&C business. But for E&C those are typically not projects that would be booked and shipped within a quarter but in the, more likely, 6-9 month timeframe.

D. Garofalo	It seems like the $20 million opportunity, the KBR opportunity you received that order in the fourth quarter last year, right, and it will ship in the first quarter of this year, and that’s a significant opportunity that turned around in one quarter. Is that kind of a good benchmark for that type of scale of opportunity?

S. Thomas	I think you have a more optimistic schedule than actually exists.

M. Biehl	It won’t ship in the first quarter. We got it in the fourth quarter, but it should ship, again, in that 6 to 9 month timeframe.

D. Garofalo	Got it.

M. Biehl	We recognize all of E&C sales on a percentage of completion basis. So, we’ll get benefit from that project all in 2011, so from that standpoint you’re accurate, but it won’t ship in the first quarter.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

February 24, 2011/10:30 a.m. ET

D. Garofalo	Thanks.

Coordinator	There are no further questions at this time. I would like to turn the call back to you for closing comments.

S. Thomas	Thank you, everyone, for joining our conference. I trust we have conveyed our enthusiasm and optimism for our prospects going forward. We continue to believe that natural gas and natural gas investments will be a strong feature of the global energy pie and that Chart will be a significant beneficiary of that directed investment. We play globally, in a wide range of applications where natural gas is used as well as in other energy markets. In addition, the resumption of global growth, particularly of the developing economies, supports very strongly our businesses that focus on industrial gas consumption and use.

So in summary, we are very pleased with the positioning of our business and we think we have opportunities across all aspects of our business organically as well as significant acquisition opportunities. We continue to believe that Chart is an excellent investment. Thank you.

Coordinator	Ladies and gentlemen, this does conclude today’s conference. You may disconnect your lines at this time and we thank you for your participation. Good day.